UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 11, 2008

SECURUS TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Delaware	333-124962	20-0673095
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14651 Dallas Parkway, Suite 600

Dallas, Texas 75254-8815

(Address of principal executive offices)

(972) 277-0300

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 11, 2008, Jeffery McWey resigned as a director of Securus Technologies, Inc. (the “Company”). In addition, Mr. Sami Mnaymneh was elected to the Company’s board of directors, effective July 15, 2008.

Mr. Mnaymneh previously served as a member of the Company’s board of directors. Mr. Mnaymneh is a co-founding partner and serves as a Managing Partner of H.I.G. Capital, an affiliate of the Company’s majority stockholder. Mr. Mnaymneh has been an active investor in a number of industries throughout H.I.G.’s life. Prior to founding H.I.G. in 1993, Mr. Mnaymneh was a Managing Director at The Blackstone Group, where he specialized in providing financial advisory services to Fortune 100 companies. Mr. Mnaymneh has led over 75 transactions with an aggregate value in excess of $10 billion. Mr. Mnaymneh earned a B.A. degree from Columbia University and subsequently received a J.D. degree and an MBA degree, with honors, from Harvard Law School and Harvard Business School, respectively.

Mr. Mnaymneh is a director of both H.I.G.-TNetix, Inc. and its subsidiary, AIF Investment Company. H.I.G.-TNextix, Inc. and AIF Investment Company own a majority of the voting stock of the Company.

The Company is a party to a consulting services agreement with H.I.G. Capital pursuant to which H.I.G. is paid an annual fee of $750,000 for management, consulting and financial advisory services. H.I.G is also entitled to receive a transaction fee equal to 2% of the total consideration received by the Company upon a public offering of its capital stock or the sale of all or substantially all of its assets. The Company is also party to a professional services agreement with H.I.G. pursuant to which H.I.G. is paid investment banking fees equal to 2% of the value of certain transactions by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

July 15, 2008	SECURUS TECHNOLOGIES, INC.
(Registrant)

/s/ RICHARD A. SMITH
Richard A. Smith,
President, Chief Executive Officer and Director

July 15, 2008	/s/ WILLIAM D. MARKERT
William D. Markert,
Chief Financial Officer

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